strategic AGREEMENT

This Strategic Agreement ("Agreement") is entered into and is effective as of December 31, 2003 ("Effective Date"), by and between M-Systems Flash Disk Pioneers Ltd., an Israeli corporation having its principal place of business at 7 Atir Yeda St., Kfar Saba, 44425, Israel ("M-Systems") and Samsung Electronics Co., Ltd., a Korean corporation having its principal place of business at San #24 Nongseo-Ri Giheung-Eup, Yongin-City, Gyeonggi-Do, Korea ("Samsung").

RECITALS

WHEREAS, M-Systems owns and has rights under various patents and utility models and applications in connection with such patents in various countries of the world; and

WHEREAS, Samsung desires to acquire licenses under such patents and utility models and applications in connection with such patents, on the terms and conditions set forth herein; and

WHEREAS, M-Systems desires to purchase certain memory products from Samsung and Samsung agrees and undertakes to sell such products to M-Systems, all as more fully set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Definitions. All capitalized terms used herein shall have the following meanings:

1.1.      "[***] Price ("[***]")" shall mean, with respect to a specific Suppliable Product within the same Product Category and Type, [******].   In the event that no Suppliable Product is invoiced in a certain month, the [****] for such Suppliable Product shall be deemed the final forecasted [****].

1.2.      "Business Day" shall mean any day except (i) a Saturday or Sunday, or (ii) any other day on which commercial banks in Korea are authorized by law to close.

1.3.      "DiskOnKey ("DOK")" in singular or plural shall mean any current or future Samsung removable storage product which functions solely to store and transfer data to and from a Host Device, each DOK consisting of a USB connector, where such connector meets the "Certified USB" standards set by USB Implementers Forum, Inc., connectable to such Host Device  and a controller integrated circuit ("IC") with embedded flash memory, or a combination of separate controller and flash memory IC's, wherein the USB connector is non-detachable from either the controller IC or the combination.

1.4.      [****].

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1.5.      "Flash Card Product" in singular or plural shall mean a product that provides a controller IC with embedded flash memory, or a combination of controller IC and flash memory IC's including, without limitation, DOK, Smart Media Cards, and xD Picture Cards.

1.6.      "Host Device" in singular or plural shall mean a system which includes a USB receiving port to receive one or more DOK to read/write or otherwise to process data stored therein.

1.7.      "Licensed Patents" shall mean all Patents owned or controlled by either M-Systems or its Subsidiaries, including without limitation United States Patent [****], entitled to an effective filing date on or prior to the last day of the Term of Agreement.  Exhibit A, without in any way limiting the Licensed Patents, sets forth United States patents (and applications for patents) assigned to M-Systems as of the Effective Date.

1.8.      "Licensed Products" shall mean all products manufactured and sold by or on behalf of Samsung and/or its Subsidiaries, including, without limitation, DOK.

1.9.      "Line Item" shall mean NFM identified solely by density.

1.10.  "Maximum Line-Item Allocation" shall mean [****]% of the actual total sales, in the month prior to a Firm Order, of a Line Item in bits by Samsung or its Subsidiaries to their third-party customers, as set forth in the Sales Report.  For purposes of this Agreement, Maximum Line-Item Allocation shall specifically exclude any NAND sold by Samsung to any Samsung Foreign Sales Office.

1.11.  "NAND Flash Memory ("NFM")" shall mean all NAND flash memory IC's ("NAND") produced by Samsung and/or its Subsidiaries, including both standalone NAND and such other NAND as contained within Flash Card Products and MCPs.  For purposes of this Agreement, however, NFM shall exclude (i) such samples of NAND that Samsung or its Subsidiaries may provide to customers in quantities of less than one thousand (1,000) pieces, (ii) any NAND produced at a manufacturing yield of [****]% or less, and (iii) any NAND requiring, in whole or in part, custom physical configurations or designs originating from or required by a third-party customer.

1.12.  "Patents" shall mean patents (including utility patents, design patents and utility models) of all countries of the world, applications for patents, provisional applications for patents, and any continuations, continuations in part, divisionals and reissues, and foreign counterparts of such patents or applications.

1.13.  "Product Category and Type" shall mean a grouping of NFM by like (i) density, (ii) package type, (iii) temperature specification, (iv) bus width, and (v) die version, as provided in the most current release of Samsung "Databook for NAND Flash Memory & Smartmedia."

1.14.  "Samsung Foreign Sales Office" shall mean an overseas Subsidiary of Samsung whose primary function is to purchase NFM from Samsung and resell those NFM to a third party customer of Samsung.

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1.15.   "Sub-Line Item" shall mean a certain Suppliable Product within a Product Category and Type.

1.16.  "Subsidiary" shall mean a corporation or other entity of which the applicable party (a) owns, directly or indirectly, 50% or more of the outstanding shares or other ownership interests, or (b) has the right to appoint the majority of the members of the Board of Directors or a similar controlling body.

1.17.  "Suppliable Product" in singular or plural shall mean any NFM in packaged standalone format, but shall specifically exclude, without limitation, all Flash Card Products and Multi-Chip Packaging ("MCP") products.  From time to time, however, at Samsung's sole discretion, the Suppliable Products may include NFM in die or wafer format.

1.18.   "Term of Agreement" shall mean four (4) years from the Effective Date of this Agreement.

1.19.  "Term of License" shall mean until the last of the expiration dates of the Licensed Patents from the Effective Date of this Agreement.

2.                  Grant of License.

2.1.      License. Subject to the terms and conditions of this Agreement, M-Systems (on behalf of itself and its Subsidiaries) hereby grants to Samsung and its Subsidiaries, a nonexclusive, worldwide, fully paid-up license (subject to Sections 2.4 and 2.5), under all Licensed Patents for the Term of License (subject to Section 9.1.4), to make, have made, use, sell, offer to sell, import and otherwise dispose of any Licensed Products.

2.2.      Immunity.

2.2.1.               The license by M-Systems as set forth in Section 2.1 herein shall further constitute a grant of immunity during the Term of License of any claims or actions for infringement (whether direct, contributory, induced, or otherwise) under the Licensed Patents to Samsung and/or its Subsidiaries, distributors, resellers, customers, including [****], and users with respect to the use, sales or the manufacturing of any of the Licensed Products.

2.2.2.               [****]

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2.3.      Release. Subject to the terms and conditions of this Agreement
, M-Systems, on behalf of itself and its Subsidiaries, hereby irrevocably releases Samsung and its Subsidiaries, distributors, resellers, customers and users from any and all claims of infringement of any Licensed Patents, which claims have been made or which might be made at any time, in connection with any Licensed Product made, had made, used, sold, offered for sale, imported or otherwise disposed of by Samsung or its Subsidiaries prior to the Effective Date.

2.4.      Consideration for Release.  In consideration for the past release by M-Systems under Section 2.3, Samsung shall pay a nonrefundable fee of [****] U.S. dollars (US$[****]) to M-Systems within thirty (30) days of the Effective Date.

2.5.      Consideration for License and Immunity.  In consideration for the licenses and immunity granted to Samsung and its Subsidiaries under this Agreement, Samsung shall pay M-Systems a nonrefundable fee of [****] dollars (US$[****]), in equal quarterly installments each in the amount of [****] U.S. dollars (US$[****]), within thirty (30) days of the end of a quarter.

2.6.      Satisfaction of Payments.  The amounts paid by Samsung under Sections 2.4 and 2.5 constitute the entire payments owed to M-Systems for the release and license and immunity as granted herein.  Otherwise, nothing in this Agreement shall derogate Samsung from its obligations to make payments to M-Systems under any other agreements.

2.7.      Effect of ceasing to be a Subsidiary. The extension to a Samsung Subsidiary of any licenses under this Agreement shall apply only during the time period during which such entity meets all the requirements of the definition of "Subsidiary" under this Agreement, and the licenses granted to any such entity shall terminate immediately when such entity ceases to be a Subsidiary.

2.8.      No other sublicenses or assignment. Samsung shall not have the right to grant sublicenses of, or otherwise extend any licenses, immunities, releases or other grants of rights under the rights granted to it pursuant to this Section 2.  Samsung may not assign the licenses, immunities, releases or other grants of rights under this Section 2 to any third party.

3.                  Forecasting and Purchase of Suppliable Products.

3.1.                 General. Under this Agreement Samsung shall commit to supply M-Systems with its various Suppliable Products on the terms and conditions below.

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3.2.                 Price. M-Systems shall be entitled to purchase, and Samsung shall be committed to supply, the Suppliable Products, at [****], up to the Maximum Line-Item Allocation.  Unless Samsung otherwise expressly agrees, any Suppliable Products beyond the Maximum Line-Item Allocation shall be provided to M-Systems at fair market price [****].  In the event, however, M-Systems' monthly purchase in total bits of the Suppliable Products is less than [****]% of the Maximum Line Item Forecast as set forth in Section 3.3, Samsung shall, without obligation, put forth its best efforts to provide the difference [****].

3.3.                 Sales, [****], and Maximum Line Item Forecasts by Samsung.   No later than [****] days prior to the beginning of each calendar month, Samsung shall provide M-Systems with a rolling [****] month forecast of (i) the total monthly sales of the NFM by Samsung and/or its Subsidiaries in [****] ("Sales Forecast"), (ii) the [****], by Product Category and Type, for those Suppliable Products listed in M-Systems' last previous Purchase Forecast ("[****] Forecast"), and (iii) the total monthly sales of the NFM by Samsung and/or its Subsidiaries in [****] in each of those Line Items listed in M-Systems' last previous Firm Order ("Maximum Line Item Forecast").

3.4.                 Purchase Forecasts by M-Systems.  By no earlier than [****] days prior to the beginning of each calendar month and no later than the beginning of the calendar month, M-Systems will provide Samsung with a rolling purchase forecast of Suppliable Products in bits by Product Category and Type that it wishes to purchase in each of the ensuing [****] months ("Purchase Forecast").

3.5.                 Acceptance of Purchase Forecasts by Samsung.  Within [****] Business Days of receipt of the Purchase Forecast, Samsung may:

3.5.1.               adjust or reject in its sole discretion, bits of any Sub-Line Items within the Purchase Forecast for the rolling months [****];

3.5.2.               adjust the forecasted bits of any Sub-Line Items for [****] rolling month, but in no event provide in that [****] rolling month less bits than those bits of Sub-Line Items forecasted in the last [****] rolling month;

3.5.3.               adjust the forecasted bits of any Sub-Line Items for the [****] rolling months only if such forecasted bits are different than the bits set forth in the previous respective forecasts, and only to be consistent with the forecasted bits in the previous respective forecasts, unless otherwise agreed by both Samsung and M-Systems.

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Subject to Sections 3.5.2 and 3.5.3, Samsung shall be committed to supply, and M-Systems shall be committed to purchase, the specified bits of Sub-Line Items for the first [****] rolling months of the Purchase Forecast.

3.6.                 Firm Orders by M-Systems.  Concurrently with its Purchase Forecast, M-Systems shall issue a purchase order to Samsung or to its Subsidiary for delivery of Suppliable Products in the following month.  Such purchase order shall include a firm, binding, non-cancelable commitment to purchase the Suppliable Products by Product Category and Type in bits, which bits shall be identical to those bits forecasted in the first rolling month of the Purchase Forecast ("Firm Order").  Within [****] Business Days of receipt of the Firm Order, Samsung shall send a delivery schedule to M-Systems.

3.7.                 Sales Report by Samsung.  No later than the [****] Business Day of each calendar month, Samsung shall provide M-Systems with a report showing the actual sales from the previous month by Samsung and/or its Subsidiaries (but excluding any sales by Samsung to its Subsidiaries) of those Suppliable Products by Line Item in bits as listed on M-Systems' most current Purchase Forecast ("Sales Report").

3.8.                 Bit Reconciliation.

3.8.1.               If any Firm Order is less than the Maximum Line-Item Allocation, then Samsung shall make available [****] the difference in bits in each of the Line Items as specified in such Firm Order, provided that M-Systems submits to Samsung, within [****] Business Days of receiving the Sales Report, a purchase order on the difference ("Reconciliation PO").  Samsung's obligation to reconcile under this Section 3.8 shall terminate in the event M-Systems fails to submit the Reconciliation PO within [****] Business Days of receiving the Sales Report.  Samsung shall fulfill the Reconciliation PO within [****] months, after which the time limit for material breach under Section 9.1.4(b). shall begin to run.

3.8.2.               The bit reconciliation under this Section shall not apply: (i) with respect to a Line Item that M-Systems did not include in a Firm Order; or (ii) with respect to a Firm Order in the event M-Systems' Purchase Forecast for the third rolling month corresponding to such Firm Order is less than [****]% of Samsung's Maximum Line Item Forecast for the same third rolling month.

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3.9.                 [****] Reconciliation. Within [****] days of the beginning of each calendar month, Samsung shall reconcile and report to M-Systems any differences [****] (as defined in Section 6) for any shipments of the Suppliable Products from [****] months prior. Within [****] days of such a report Samsung shall issue a credit on such differences only in the event [****].

3.10.             Logistic terms. Prices under this Agreement shall include drop shipment to any location designated by M-Systems.  Any duties levied by a country into which the Suppliable Products enter shall be paid by M-Systems.  All other details of the purchase order and shipment shall be decided between M-Systems and Samsung Semiconductor Europe (SSEG), subject to Samsung approval.

3.11.             Quality Control.  Samsung will establish and maintain quality control procedures that comply with applicable ISO standards.

3.12.                                        Suppliable Product Inspection. All Suppliable Products are subject to inspection by M-Systems and may be rejected and returned to Samsung if the Suppliable Products do not comply with the warranties under this Agreement, if the Suppliable Products are part of an epidemic failure, or if the Suppliable Products are not delivered in accordance with the accepted Firm Order.  If, within sixty (60) days of delivery, the Suppliable Products are rejected and returned for defects or non-conformance, M-Systems will be relieved of any payment obligation or entitled to a credit for any amounts paid.

3.13.             Discontinued Suppliable Products.  Samsung shall notify M-Systems of discontinuance of any Suppliable Products at least six (6) months in advance.  Such a notice notwithstanding, Samsung shall honor and fulfill any commitments under Section 3.5 for such Suppliable Products. Beyond such commitments, the parties shall discuss availability of such discontinued Suppliable Products at[****] within the Maximum Line-Item Allocation.

3.14.             Samsung's warranties. Samsung warrants to M-Systems as follows:

3.14.1.        Liens, Materials and Workmanship. Each of the Suppliable Products purchased and delivered hereunder: (i) will be free and clear of all liens and encumbrances; (ii) will be free from all defects in material and workmanship; and (iii) will conform to the agreed specifications for such Suppliable Products. This warranty shall run for one (1) year commencing from the date of delivery of the applicable Suppliable Product.

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3.14.2.        Warranty Repair/Replacement. If any Suppliable Product is found to breach the warranty specified in Section 3.14.1 above, M-Systems may (within the warranty period) send a notice to Samsung informing it of the breach of warranty.  Upon receipt of such notice, Samsung will issue a Return Material Authorization ("RMA") authorizing M-Systems to return the defective Suppliable Product to Samsung.  Upon return of the defective Suppliable Product, Samsung shall, at Samsung's expense, and Samsung's sole discretion, promptly repair or replace such defective Suppliable Product, and return the repaired or replaced units to M-Systems.  Except as expressly otherwise provided herein, this Section shall constitute M-Systems' sole and exclusive remedy and Samsung's sole and exclusive obligation with respect to any breach of the above warranty.

3.14.3.        Freight and Incidental Costs. Samsung will be responsible for freight and incidental costs in connection with the repair or replacement of Suppliable Products as set forth above, including reasonable costs for freight charges from M-Systems to Samsung, and freight charges from Samsung to M-Systems.

3.14.4.        No Waiver. Neither M-Systems' approval of Samsung's material or design for a Suppliable Product or its acceptance of any Suppliable Products not in compliance with Samsung's warranty obligations under set forth above shall relieve Samsung of its obligations under this Section, unless otherwise specifically agreed in writing by M‑Systems.

3.14.5.        Disclaimer of Warranties.  The express warranties and representations set forth in this Agreement are in lieu of, and SAMSUNG DISCLAIMS, ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE SUPPLIABLE PRODUCT, FORECASTS OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PRUPOSE (WHETHER OR NOT SAMSUNG IS INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE).

3.14.6.        Limitation of Liability.  UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS RESPECTIVE SUBSIDIARIES FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS OR BUSINESS INTERRUPTION, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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3.15.             Samsung Representations.

3.15.1.        Samsung represents and warrants to M-Systems that, to the best of its knowledge, the Suppliable Products provided under this Agreement do not infringe or violate any patent, copyright, trade secret, mask work right or other intellectual property right of a third party.

3.15.2.        Samsung represents that it is licensed from various semiconductor companies under their patents including, without limitation, [****], regarding certain NAND flash memory products, including the Suppliable Products.

3.15.3.        M-Systems' Warranties & Representations.  M-Systems represents and warrants that: (i) there are currently no actions, suits or proceedings pending, or threatened against or affecting the Licensed Patents; and (ii) there are no contracts, licenses, commitments, or other legal obligations affecting the Licensed Patents in such a manner as to prevent or limit conducting this Agreement, or the granting of rights to Samsung.  [****].

4.                  Mutual Development of a [****] equivalent component.  The parties agree that they will put forth their best efforts to develop a [****] or equivalent component during the Term of Agreement.  The details relating to the development of such component shall be separately discussed by the parties.

5.                  Records and Audit. Each party shall keep and maintain appropriate books and records for two (2) years that are reasonably necessary for the determination of compliance only with Sections 3.3, 3.6 to 3.9, and 10.1 of this Agreement, as applicable.  Such determination shall be made no more than once annually by an independent auditor from one of the "Big Four" accounting firms at the expense of the party seeking such a determination.  With respect to any amounts determined to be overpaid by M-Systems, Samsung shall promptly issue a credit on such overpayment.

6.                  Invoice; Payment Terms & Account. Samsung shall provide M-Systems with an invoice upon the shipment of the Suppliable Products at a price based on the relevant [****] Forecast for the month of such shipment ("Invoiced Price"). Payments for Suppliable Products purchased by M-Systems under this Agreement shall be made within [****] days of the end of the month in which the invoice was remitted by Samsung.  All payments under this Agreement from a party to the other party hereto shall be made by telegraphic transfer to the following bank accounts:

Payment to Samsung:

Any bank account(s) shown on Samsung's or its Subsidiaries' invoices to M-Systems.

Payment to M-Systems:

M-Systems Flash Disk Pioneers Ltd.

Bank Hapoalim

Hadar-Yosef  branch (#610)

Account No:    5187873                                                                Telephone:     +972-9-764-5000

27 Pinchas Rosen St.                                                                  Telephone:     +972-9-764-5000

Tel Aviv, Israel

Telephone:     +972-9-764-5000

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7.                  Tax. Any tax required by the Korean government with respect to the payments by Samsung to M-Systems under this Agreement shall be the responsibility of M-Systems, and Samsung shall: (i) submit any necessary filings to the Korean tax authorities, (ii) withhold from such payments and pay any such tax amount on behalf of M-Systems to the Korean tax authorities, and (iii) promptly provide M-Systems with a certificate or receipt thereto.

8.                  Confidentiality.

8.1.                 "Confidential Information" means, subject to the limitations set forth in Section 8.3, (i) any information of a party with respect to which the other party has a confidentiality obligation as of the date hereof pursuant to the express terms of a written confidentiality or nondisclosure agreement between the parties, (ii) any information regarding the disclosing party or its business, including information which relates to research, product plans, designs, patents, trademarks, trade secrets, know-how, products, pricing, services, customers, markets, forecasts, marketing or finance, which is (1) in written or other tangible form and marked with a legend which identifies the information as confidential, or (2) in oral or visual form, identified as being confidential at the time of disclosure and thereafter summarized in a writing which identifies the information as confidential and is transmitted to the receiving party within thirty (30) days after such oral or visual disclosure.  Without limitation, the terms of this Agreement, and any attachments or amendments thereto, shall be Confidential Information.

8.2.                 Confidentiality Obligation. During the term of this Agreement and for five (5) years thereafter, each party agrees (i) to protect all Confidential Information received by such party and not to disclose such Confidential Information to any person or entity, utilizing the same degree of care the receiving party utilizes to protect its own confidential information of a similar nature (and in no event less than reasonable care), and (ii) not to utilize such Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing, each party may disclose Confidential Information to any employee, agent or representative who has a "need to know" such information for the purposes of this Agreement, provided that such person(s) shall be notified that such disclosure is made in confidence and agrees to keep such information confidential.

8.3.                 Exceptions.  Notwithstanding Section 8.1, Confidential Information shall not include any information, that (i) is or becomes generally available in the public domain other than as a result of disclosure by the receiving party (or any third party under a duty of confidentiality to the disclosing party), (ii) was known by the receiving party prior to disclosure by the disclosing party, as can be evidenced by written documents existing at the time of initial disclosure, (iii) was independently developed by the receiving party without use of or reference to such information, as can be evidenced by written documents, or (iv) was received by the receiving

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 party from another person without violation of any confidentiality obligations.

8.4.                 Ownership. All Confidential Information shall remain the sole property of the disclosing party. No receiving party shall have any rights to the Confidential Information of the disclosing party.

8.5.                 Disposal of Confidential Information. Within thirty (30) days of the termination of this Agreement, or at any time upon the applicable disclosing party's request, the receiving party shall return to the disclosing party or destroy all Confidential Information (including copies and electronic records thereof).

8.6.                 Publicity.  Either party may release, with the consent of the other, a public statement in connection to this Agreement.  Such statement may include a quotation by a representative of either or both parties. Any disclosures in connection with this Agreement that are required by the applicable securities laws or regulations may be submitted by either party without the consent of the other.  Either party shall notify the other within ten (10) days of the first time such disclosure is made.

9.                  Termination.

9.1.                 This Agreement may be terminated as follows:

9.1.1.                                  By consent in writing of both parties.

9.1.2.   At the election of either party, if the other party commences a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial portion of its property or taking possession by any such official in any involuntary proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing.

9.1.3.   At the election of either party, if an involuntary proceeding is commenced against the other party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for such party or any substantial part of its property, and such involuntary proceeding remains undismissed and unstayed for a period of one hundred twenty (120) days.

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9.1.4.   By M-Systems, if Samsung has (a) failed to make payments as set forth in Sections 2.4 and 2.5, and Samsung has failed to cure or correct such failure within thirty (30) days after receipt of notice thereof, (b) failed to meet its supply obligations under Section 3 for a period of [****] consecutive months or any [****], or (c) been enjoined either preliminarily or permanently by law either to manufacture or sell those Suppliable Products purchased by M-Systems.  Upon termination of the Agreement under this Section 9.1.4, the licenses and immunities granted in Sections 2.1 and 2.2 shall terminate.

9.1.5.   By Samsung, if (a) M-Systems has failed to make payments for Suppliable Products as set forth in Section 6 and M-Systems has failed to cure or correct such failure within thirty (30) days after receipt of notice thereof, (b) resold any Suppliable Products in contravention of Section 10.1, or (c) failed to purchase Suppliable Products in accordance with its binding forecasts under Section 3.5 for [****] consecutive months or any [****].  In any termination under this Section 9.1.5, Samsung shall maintain all its rights under the licenses and immunities granted and other provisions as set forth in Section 2 provided that it has paid the full fees set forth under Sections 2.4 and 2.5.

9.1.6.   By Samsung, notwithstanding Section 9.1.5, within no later than forty-five (45) days after M-Systems' notifying Samsung in writing of [****].  In such event, Samsung may: (i) terminate the entire Agreement, in which event, without limitation, all supply obligations under Section 3, all licenses and immunities under Section 2, and any obligation to pay remaining fees under Sections 2.4 and 2.5 shall terminate and be of no further force and effect, or (ii) terminate the entire Agreement, including without limitation the supply obligations under Section 3, but maintain the licenses granted under Section 2.1 to all Licensed Patents except [****], provided that the fees set forth under Sections 2.4 and 2.5 are paid in full.

9.2.                   In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall cease to have further force or effect and neither party shall have any liability to the other party in respect to this Agreement, except as otherwise provided in Section 9.1, and provided that termination of this Agreement for any reason shall not release either party from any liability which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

9.3.                 The provisions of Sections 3.14, 5, 6, 8, 9 and 10 shall survive the termination of this Agreement for any reason.  In addition, Section 365(n) of the United States Bankruptcy Code, as it relates to rejection of licenses in bankruptcy, shall be applicable to the licenses granted under Section 2.1 of this Agreement.

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10.              General Provisions.

10.1.               No Resale.  M-Systems shall not resell any of the Suppliable Products made available pursuant to this Agreement as a stand-alone product, or otherwise in any form other than connected to a controller without the prior written consent of Samsung.

10.2.               Implementation of Agreement.  The parties shall use best efforts to oversee the implementation and the performance of this Agreement.

10.3.             Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof).  The parties agree and consent that services of process may be made upon the parties in any proceedings relating hereto by any means allowed under applicable law.

10.4.             Dispute Resolution.

10.4.1.     The parties intend that all disputes between the parties arising out of this Agreement shall be settled by the parties amicably through good faith discussions upon the written request of either party.  In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of either party.

10.4.2.     Each arbitration hereunder shall be conducted in the English language in New York, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect ("Rules"). However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules. Each party may demand arbitration by filing a written demand with the other party within one hundred twenty (120) days after the expiration of the sixty (60) day period described above.  Each party shall select one (1) arbitrator and the two (2) arbitrators selected by the parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute.  In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules.  Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute. The arbitrators shall also have the authority to allocate between the parties the costs of the arbitration in such equitable manner as the arbitrators may determine.  The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Notwithstanding the foregoing, either party shall be entitled to seek preliminary

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injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators. The award rendered in an arbitration hereunder shall be final and non‑appealable.

10.5.                                        Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to M-Systems:

General Counsel; and

VP Corporate Development and Legal Affairs
M-Systems Flash Disk Pioneers Limited
7 Atir Yeda St. Kfar Saba, 44425, Israel
Telephone:           +972-9-764-5000
Facsimile: +972-3-548-8666

If to Samsung:

Vice President and General Patent Counsel

Intellectual Property

Device Solution Network Business

Samsung Electronics Co., Ltd.

San #16 Banwol-Ri, Taean-Eup

Hwasung-City, Gyeonggi-Do 445-701, Korea

Telephone:           82-31-208-7012

Facsimile: 82-31-208-7398

or to such other address or facsimile number as a party may have specified to the other party in writing delivered in accordance with this Section.

10.6.             Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

10.7.             Amendments.  This Agreement may be amended or modified only by a written instrument signed by each party.

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10.8.             Waiver. Any waiver by a party of an instance of the other party's noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving party and shall not be deemed a waiver of any other instance of the other party's noncompliance hereunder.

10.9.             No Assignment. No party may assign this Agreement or its rights hereunder to any person without the written consent of the other party, provided that either party may freely assign the Agreement (without the requirement for a consent of the other party) in connection with a merger, acquisition, reorganization, sale of all or substantially all of the assets of such party, or a similar transaction.  No assignment by any party of this Agreement or of any of such party's rights hereunder (as agreed to by the other party) shall release such assigning party from any of its obligations hereunder. Any attempted assignment of this Agreement in violation of this Section shall be void and of no effect.

10.10.         Expenses. Each party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

10.11.         Construction. This Agreement has been negotiated by the parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

10.12.         Interpretation and Construction of this Agreement. Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. The headings of the Articles and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

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10.13.         Specific Performance. The parties agree that the other party shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 10.4 to prevent breaches of the provisions of this Agreement or any agreement contemplated hereunder, and to enforce specifically the terms and provisions hereof.

10.14.         Cumulative Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or otherwise on such party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

10.15.         Entire Agreement. The provisions of this Agreement and any Exhibits and Schedules hereto set forth the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the parties relating to the subject matter hereof.

10.16.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.17.         Force Majeure.  Neither party shall be liable by reason of any failure or delay in the performance of its obligations (except for the payment of money) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

10.18.         Independent Contractors.  Nothing contained in this Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

IN WITNESS WHEREOF, the parties have caused this Strategic Agreement be executed by their duly authorized representatives.

__________________________________	__________________________________
M-Systems Flash Disk Pioneers Ltd.	Samsung Electronics Co., Ltd.
By:____________________	By:____________________
Its:___________________	Its:___________________

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